Exhibit 5.1
1001 Fourth Avenue, Suite 4500 | Seattle, Washington 98154-1192
206.624.3600 Telephone | 206.389.1708 Facsimile
www.riddellwilliams.com
May 9, 2008
Redhook Ale Brewery, Incorporated
14300 NE 145th Street, Suite 210
Woodinville, WA 98072-6950
Ladies and Gentlemen:
This opinion is being delivered to you in connection with a registration statement on Form S-4, File No. 333-149908 (as amended, the “Registration Statement”), that Redhook Ale Brewery, Incorporated, a Washington corporation (“Redhook”), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which covers the offering of up to 8,361,529 shares (the “Shares”) of common stock, $0.005 par value per share, of Redhook (the “Common Stock”) pursuant to the Agreement and Plan of Merger dated as of November 13, 2007, as amended, by and between Redhook and Widmer Brothers Brewing Company, an Oregon corporation (“Widmer”), including exhibits and schedules thereto (the “Merger Agreement”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the joint proxy statement/prospectus included therein (the “Prospectus”), Redhook’s Articles of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the shareholders of Widmer will have approved the Merger Agreement, (iii) the shareholders of Redhook will have approved the issuance of the Shares, and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that, under the corporate laws of the State of Washington, the Shares, when sold and issued in accordance with the Registration Statement, the related Prospectus and the Merger Agreement, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Sincerely,
/s/ Frank C. Woodruff
Frank C. Woodruff
                of
RIDDELL WILLIAMS P.S.